UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 4, 2005

                   ING USA Annuity and Life Insurance Company
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)


                 STATE OF INCORPORATION COMMISSION FILE NUMBERS:

           Iowa '33 Act Numbers: 333-104546, 333-104539, 333-57212,
                                 333-123936, 333-104547, 333-104548

                        IRS EMPLOYER I.D. NO.:  #41-0991508

1475 Dunwoody Drive  West Chester, PA                          19380-1478
 (Address of principal executive offices)                      (Zip Code)

Registrant's telephone number, including area code ..........610-425-3400


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THIS FILING IS MADE IN  ACCORDANCE  WITH ITEM NO. 1.01 OF SECTION 1 OF FORM 8-K:
ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.


     The material agreement described below was executed or became effective during the reporting period reflected by the Form 10-Q for the three month period ending June 30, 2005, and as such, will be filed as an exhibit to such Form 10-Q.

     Effective May 1, 2005 (the "Effective Date"), ING USA Annuity and Life Insurance Company , an Iowa-domiciled life insurance company ("ING USA") and Security Life of Denver Insurance Company, a Colorado-domiciled life insurance company ("SLD") entered into a coinsurance agreement. Pursuant to the terms of the coinsurance agreement, as of the Effective Date, ING USA has ceded to SLD, and SLD has agreed to assume and indemnity reinsure on a coinsurance basis, 100% of the reinsured liabilities arising under certain fixed annuity contracts issued by ING USA between January 1, 2001 and December 31, 2003 (the "Covered Contracts"). ING USA remains directly obligated to the contractowners of the Covered Contracts. The account balances ceded by ING USA to SLD under the coinsurance agreement were approximately $ 2.5 billion as of the Effective Date. The assets backing the reserves for the liability assumed by SLD were transferred by ING USA to SLD as of the Effective Date. Total assets transferred including ceding commission by ING USA to SLD as of the Effective Date were approximately $ 2.7 billion, subject to final valuation adjustment. As additional consideration for SLD assuming the liabilities under the coinsurance agreement, ING USA has assigned to SLD any and all premiums received by ING USA after the Effective Date that are attributable to the liabilities assumed under the coinsurance agreement.

     ING USA and SLD are each indirect, wholly-owned subsidiaries of ING Groep N.V., a global financial services holding company based in The Netherlands.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           ING USA Annuity and Life Insurance Company
                                      (Registrant)



Date: May 4, 2005                         /s/Linda E. Senker
                                          ------------------
                                             Linda E. Senker